Exhibit 21.1

Significant Subsidiaries

The following is a list of our significant subsidiaries, including the state or other jurisdiction of incorporation or organization. Each of our subsidiaries listed below is wholly-owned.

Name of subsidiary	State or other jurisdiction of incorporation or organization
Scinai Bioservices Inc.	Delaware